ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT


                  The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated _________________ (the "Option Agreement") by and between Atlantic Pharmaceuticals, Inc. (the "Corporation") and __________________ ("Optionee") evidencing the non-statutory stock option granted on such date to Optionee under the terms of the Corporation's 1995 Stock Option Plan, and such provisions shall be effective immediately. Capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Option Agreement.

                              SPECIAL TAX ELECTIONS

                  1. Stock Withholding. Optionee is hereby granted the election to have the Corporation withhold, at the time the option is exercised, a portion of the purchased Option Shares with an aggregate Fair Market Value not to exceed one hundred percent (100%) of the applicable Federal, state and local income and employment tax withholding liability (the "Taxes") Optionee incurs in connection with the option exercise.

                           Any such exercise of the election must be effected in
accordance with the following terms and conditions:

                           (i) The election must be made on or before the date the liability for the Taxes is determined (the "Tax Determination Date").

                           (ii) The election shall be irrevocable.

                           (iii) The election shall be subject to the approval of the Plan Administrator, and none of the Option Shares shall be withheld in satisfaction of the Taxes, except to the extent the election is approved by the Plan Administrator.

                           (iv) The Option Shares withheld pursuant to the election shall be valued at Fair Market Value on the Tax Determination Date.

                           (v) In no event may the number of shares of Common Stock requested to be withheld exceed in Fair Market Value the dollar amount of the Taxes.

                           If the stock withholding election is made by Optionee
at a time when Optionee is an officer or director of the Corporation subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended, then the following limitations, in addition to the preceding provisions, shall also be applicable:

                           (i) The election shall not become effective at any time prior to the expiration of the six (6)-month period measured from the Effective Date of this Addendum indicated below, and no Option Shares shall be withheld in connection with any Tax Determination Date which occurs before the expiration of such six (6)-month period.

                           (ii) The stock withholding election must be made in accordance with the following limitations:

                                  (A) Such  election  must be made at least  six
         (6) months before the Tax Determination Date, or

                                  (B) Both the exercise of such election and the
         exercise  of the option  must  occur  concurrently  within a  quarterly
         "window"  period.  Quarterly  window  periods  shall begin on the third
         (3rd) business day following the date of public release of each quarterly or annual statement of the Corporation's sales and earnings and end on the earlier of the twelfth (12th) business day following such release date or the Tax Determination Date.

                  2. Stock Delivery. Optionee is hereby granted the election to deliver, at the time the option is exercised, one or more shares of Common Stock previously acquired by Optionee (other than in connection with the acquisition triggering the Taxes) with an aggregate Fair Market Value not to exceed one hundred percent (100%) of the Taxes.

                           Any such exercise of the election must be effected in
accordance with the following terms and conditions:

                           (i) The election must be made on or before the Tax Determination Date for the Taxes.

                           (ii) The election shall be irrevocable.

                           (iii) The election shall be subject to the approval of the Plan Administrator, and none of the delivered shares of Common Stock shall be accepted in satisfaction of the Taxes, except to the extent the election is approved by the Plan Administrator.

                           (iv)  The  shares  of  Common   Stock   delivered  in
         satisfaction of the Taxes shall be valued at Fair Market Value on the Tax Determination Date.

                                       2.

                           (v) In no event may the number of delivered shares exceed in Fair Market Value the dollar amount of the Taxes.


                  IN WITNESS WHEREOF, Atlantic Pharmaceuticals, Inc. has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.


                                       ATLANTIC PHARMACEUTICALS, INC.

                                       By:    __________________________________

                                       Title: __________________________________


                                       _________________________________________
                                       OPTIONEE



EFFECTIVE DATE:________________, 199__


                                       3.